Exhibit 99.1

CTG CEO James Boldt Appointed to First Niagara's Board of Directors

-- Head of global IT solutions and services firm brings more than 35 years of international public company executive and corporate finance experience to the multistate regional bank's board --

BUFFALO, N.Y., August 6, 2013 - The Board of Directors of First Niagara Financial Group, Inc. (NASDAQ:FNFG) announced that James R. Boldt was appointed to serve as a director of the company and First Niagara Bank, N.A.

Boldt is chairman and chief executive officer of Computer Task Group, Incorporated (CTG), a NASDAQ-listed international information technology services and solutions firm. He also serves as a director and the chairman of the audit committee of the Board of Directors of Sovran Self Storage, Inc., a NYSE-listed real estate investment trust.

“We're pleased to have a Western New Yorker with Jim's decades of public company management and financial expertise joining First Niagara's Board,” said the multistate regional bank's Chairman, G. Thomas Bowers. “Jim's experience as a CFO, CEO and independent director is invaluable, and we look forward to benefitting from his contributions to the First Niagara Board as the bank executes its strategy for maximizing shareholder value through continued organic growth and enhanced efficiency and effectiveness.”

With Boldt's addition, First Niagara's Board has nine independent directors.

First Niagara's newest director has served as CEO of CTG since 2001. Boldt was also named to CTG's Board in 2001, and he joined the Buffalo-based company as vice president of finance and chief financial officer in 1996.

Previously, he served as corporate vice president of finance, chief financial officer and secretary of NYSE-listed Pratt & Lambert United, Inc., where he spent 20 years as a finance and accounting executive until its merger with the Sherwin-Williams Company in 1996.

Boldt began his career with Deloitte & Touche and received his CPA certificate in 1975. He earned a master of business administration degree with a concentration in finance from Canisius College, and an additional concentration in applied information systems analysis at the State University of New York (SUNY) at Buffalo. He graduated cum laude from Niagara University with a bachelor's degree in accounting.

About First Niagara

First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with approximately 420 branches, approximately $37 billion in assets, $27 billion in deposits, and approximately 6,000 employees providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.firstniagara.com.

First Niagara Contacts

Investors:	Ram Shankar
Senior Vice President, Investor Relations
(716) 270-8623
ram.shankar@fnfg.com

News Media:	David Lanzillo
Senior Vice President, Corporate Communications
(716) 819-5780
david.lanzillo@fnfg.com

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